Exhibit 99.1

Capricor Therapeutics Provides Update on FDA Advisory Committee Meeting for Deramiocel

SAN DIEGO, July 30, 2026 (GLOBE NEWSWIRE) — Capricor Therapeutics (NASDAQ: CAPR), a biotechnology company developing transformative cell and exosome-based therapeutics for rare diseases, today announced that the U.S. Food and Drug Administration's Cellular, Tissue and Gene Therapies Advisory Committee voted that available evidence did not support the effectiveness of Deramiocel for the treatment of cardiomyopathy in patients with Duchenne muscular dystrophy (DMD), a rare and life-threatening disease for which there is no approved treatment for this cardiac complication (3 for, 9 against, 0 abstain). The Committee's vote is non-binding.

The Committee's voting question addressed a narrower indication than Capricor had proposed and did not include a vote on Deramiocel's overall benefit-risk profile. In a separate discussion on upper limb function, the Committee's feedback was directionally supportive of the clinical evidence from the Phase 3 HOPE-3 trial, including results on its primary endpoint, PUL 2.0.

"We remain committed to Deramiocel and to the patients who could benefit from it," said Linda Marbán, Ph.D., Chief Executive Officer of Capricor. "The Advisory Committee gave us an important opportunity to present the clinical evidence, and we were encouraged by the Committee's discussion of Deramiocel's impact on skeletal muscle. We remain confident in the strength of the HOPE-3 data. In a moving open public hearing, patients, families, and clinicians shared their experience with the therapy, underscoring the unmet need within the Duchenne community. We remain focused on working with the FDA toward approval ahead of the August 22, 2026, PDUFA target action date."

About Duchenne Muscular Dystrophy

DMD is a severe, X-linked genetic disorder characterized by progressive muscle degeneration affecting the skeletal, respiratory, and cardiac muscles. It is caused by the absence of functional dystrophin, a key structural protein in muscle cells. DMD affects approximately 15,000 individuals in the United States and primarily impacts boys. Over time, deterioration of the heart muscle leads to cardiomyopathy and heart failure, which is the leading cause of death in DMD. There is no cure, and treatment options remain limited.

About Deramiocel

Deramiocel (CAP-1002) consists of allogeneic cardiosphere-derived cells (CDCs), a rare population of cardiac cells that have been shown in preclinical and clinical studies to exert potent immunomodulatory and anti-fibrotic actions in the preservation of cardiac and skeletal muscle function in muscular dystrophies such as DMD. CDCs act by secreting extracellular vesicles known as exosomes, which target macrophages and alter their expression profile to adopt a healing rather than pro-inflammatory phenotype. CDCs have been investigated in more than 250 peer-reviewed scientific publications and administered to over 250 human subjects across multiple clinical trials.

Deramiocel has received Orphan Drug Designation for the treatment of DMD from both the U.S. FDA and the European Medicines Agency (EMA). In addition, it has been granted Regenerative Medicine Advanced Therapy (RMAT) designation in the U.S., Advanced Therapy Medicinal Product (ATMP) designation in Europe, and Rare Pediatric Disease Designation from the FDA, which may qualify Capricor for a Priority Review Voucher upon approval.

About Capricor Therapeutics

Capricor Therapeutics (NASDAQ: CAPR) is a biotechnology company dedicated to advancing cell and exosome-based therapeutics for the treatment of rare diseases. Our lead product candidate, Deramiocel, is an allogeneic cardiac-derived cell therapy in late-stage development for DMD, shown in clinical studies to preserve cardiac and skeletal muscle function. Capricor is also advancing its proprietary StealthX™ exosome platform for the targeted delivery of oligonucleotides, proteins, and small-molecule therapeutics across a range of diseases. At Capricor, we are committed to delivering new therapies for patients with rare diseases. For more information, visit capricor.com, and follow Capricor on Facebook, Instagram and X.

Cautionary Note Regarding Forward-Looking Statements

Statements in this press release regarding the efficacy, safety, and intended utilization of Capricor’s product candidates; the initiation, conduct, size, timing and results of clinical trials; the pace of enrollment of clinical trials; plans regarding regulatory filings, future research and clinical trials; regulatory developments involving products, including future interactions with regulatory authorities and the ability to obtain regulatory approvals or otherwise bring products to market; manufacturing capabilities; dates for regulatory meetings; the potential that required regulatory inspections may be delayed or not be successful which would delay or prevent product approval, revenue and reimbursement estimates, projected terms of definitive agreements, our financial position, our possible uses of existing cash and investment resources, and statements regarding our litigation with Nippon Shinyaku Co., Ltd. and NS Pharma, Inc., including the nature of the dispute, our expectations regarding any legal proceedings, and our ability to commercialize Deramiocel independent of our existing distribution agreement and any other statements about Capricor’s management team’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “could,” “anticipates,” “expects,” “estimates,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. More information about these and other risks that may impact Capricor’s business is set forth in Capricor’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission on March 17, 2026 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, as filed with the Securities and Exchange Commission on May 13, 2026. All forward-looking statements in this press release are based on information available to Capricor as of the date hereof, and Capricor assumes no obligation to update these forward-looking statements.

Deramiocel and the StealthX™ vaccine are investigational candidates and have not been approved for commercial use in any indication.

For more information, please contact:

Capricor Media Contact:

Caitlin Kasunich / Raquel Cona

KCSA Strategic Communications

ckasunich@kcsa.com / rcona@kcsa.com

212.896.1241 / 516.779.2630

Capricor Company Contact:

AJ Bergmann, Chief Financial Officer

abergmann@capricor.com

858.727.1755